As filed with the Securities and Exchange Commission on June 17, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ExlService Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware		82-0572194
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

320 Park Avenue, 29th Floor New York, New York 10022
(Address of Principal Executive Offices, Including Zip Code)

2025 Omnibus Incentive Plan

2018 Omnibus Incentive Plan

(Full title of the plan)

Ajay Ayyappan

Executive Vice President, General Counsel and Corporate Secretary

320 Park Avenue, 29th Floor

New York, New York 10022

(212) 277-7100

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Rakesh Gopalan

Troutman Pepper Locke LLP

301 S. College Street

Charlotte, North Carolina 28202

(704) 998-4050

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

ExlService Holdings, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) to register 8,951,281 shares of its common stock, par value $0.001 per share, that (i) may be issued under the ExlService Holdings, Inc. 2025 Omnibus Incentive Plan (the “2025 Plan”), consisting of 6,800,000 shares of common stock minus one share of common stock for every one share of common stock subject to an award granted after March 1, 2025 under the Registrant’s 2018 Omnibus Incentive Plan (the “2018 Plan”) and prior to the 2025 Plan’s adoption by the Registrant’s stockholders, (ii) an estimated 1,100,000 shares of common stock that have or may again become available for delivery with respect to awards under the 2025 Plan pursuant to the share counting, share recycling and other terms and conditions of the 2025 Plan; (iii) 253,982 shares of common stock issuable to eligible persons under the 2018 Plan that became available for future grant under the 2018 Plan through March 1, 2025, including pursuant to each award that expired or terminated or was forfeited or settled in cash, or pursuant to shares of common stock delivered or withheld in full or partial satisfaction of applicable tax withholding obligations (other than options or stock appreciation rights); and (iv) an estimated 800,000 shares of common stock that have or may again become available for delivery with respect to awards under the 2018 Plan pursuant to the share counting, share recycling and other terms and conditions of the 2018 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) (§230.428(b)(1)) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

We will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to ExlService Holdings, Inc., 320 Park Avenue, 29th Floor, New York, New York 10022, Attention: General Counsel; Telephone number (212) 277-7100.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Commission on February 25, 2025 (the “Annual Report”);

(b)	The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, as filed with the Commission on April 29, 2025, that are incorporated by reference into the Annual Report;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, as filed with the Commission on April 29, 2025;

(d)	The Registrant’s Current Reports on Form 8-K, as filed with the Commission on March 18, 2025, and June 17, 2025; and

(e)	The description of the Registrant’s common stock contained in Exhibit 4.2 to the Annual Report and all amendments and reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s fourth amended and restated certificate of incorporation and sixth amended and restated by-laws provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, which the Registrant refers to as a proceeding, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person; provided, however, that the Registrant shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the commencement of such proceeding (or part thereof) was authorized by the board of directors.

Section 102 of the DGCL permits, and the Registrant’s fourth amended and restated certificate of incorporation provides for, the limitation of directors’ or officers’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director or officer, except for (i) any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, (iv) any transaction from which the director or officer derived an improper personal benefit, and (v) with respect to officers only, in any action by or in the right of the Registrant (i.e., derivative actions).

The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant maintains directors’ and officers’ liability insurance for its officers and directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Fourth Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (File No. 1-33089) filed on June 25, 2024)
4.2	Sixth Amended and Restated By-laws of the Registrant, as in effect as of the date hereof (incorporated by reference to Exhibit 3.2 of the Registrant Current Report on Form 8-K (File No. 1-33089) filed on June 21, 2023)
5.1	Opinion of Troutman Pepper Locke LLP*
23.1	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP*
23.2	Consent of Troutman Pepper Locke LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (included in signature page hereof)*
99.1	2025 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 1-33089) filed on June 17, 2025)
107	Filing Fee Table*

* Filed herewith.

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective Registration Statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 17th day of June, 2025.

EXLSERVICE HOLDINGS, INC.

By:	/s/ Maurizio Nicolelli
	Name:	Maurizio Nicolelli
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Rohit Kapoor, Maurizio Nicolelli and Ajay Ayyappan, and each of them acting individually, as his or her true and lawful attorney-in-fact and agent, with power to act without any other and with full and several power of substitution, for him or her and in his or her name, place and stead, to sign, in his or her capacity or capacities as shown below, any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully for all intents and purposes as he or she might or could do in person, and does hereby ratify and confirm all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ ROHIT KAPOOR Rohit Kapoor	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	June 17, 2025

/s/ MAURIZIO NICOLELLI Rohit Kapoor	Chief Financial Officer (Principal Financial and Accounting Officer)	June 17, 2025

/s/ VIKRAM PANDIT Vikram Pandit	Lead Director	June 17, 2025

/s/ THOMAS BARTLETT Thomas Bartlett	Director	June 17, 2025

/s/ ANDREAS FIBIG Andreas Fibig	Director	June 17, 2025

/s/ KRISTY PIPES Kristy Pipes	Director	June 17, 2025

/s/ NITIN SAHNEY Nitin Sahney	Director	June 17, 2025

/s/ SARAH WILLIAMSON Sarah Williamson	Director	June 17, 2025